ENCORE COMPUTER CORPORATION

Computation of Loss per Share                             Exhibit No. 11
(unaudited)
(in thousands except per share data)

                                   Three Months Ended         Six Months Ended
                                  June 29,   June 30,       June 29,   June 30,
Primary                             1997       1996           1997       1996

Net loss                         $ -19,804  $ -13,711     $  -39,827 $   -30,608

Series B, D, E, F and G Preferred
 Stock Dividends                         0     -6,043              0     -11,996

Series B, D, E, F, G, H and I accumulated
 Preferred Stock Dividends          -7,262          0        -14,122           0

Net loss attributable to
 common shareholders             $ -27,066  $ -19,754     $  -53,949 $   -42,604



Weighted average common
 shares outstanding                 37,417     36,756         37,347      36,552
Series A assumed converted           7,364      7,364          7,364       7,364
Weighted avg shares outstand        44,781     44,120         44,711      43,916


Net loss per share               $  -.60     $  -.45        $ -1.21     $  -.97


Assuming Full Dilution

Net loss                         $ -19,804  $ -13,711     $  -39,827 $   -30,608

Wghtd avg common shares outstand    37,417     36,756         37,347      36,552
Series A assumed converted           7,364      7,364          7,364       7,364
Series B assumed converted          23,740     22,371         23,568      22,206
Series D assumed converted          36,243     34,232         36,021      33,979
Series E assumed converted          37,046     34,991         36,819      34,732
Series F assumed converted          17,335     16,373         17,229      16,252
Series G assumed converted          18,601     17,569         18,487      17,439
Series H assumed converted          11,376      8,994         11,306       4,497
Series I assumed converted           1,736          0          1,698           0
Exercise of options reduced by
 the number of shares purchased
 with proceeds                         248      4,353            282       4,292
                                   191,106    183,003        190,121     177,313


Net loss per share                   -0.10      -0.07          -0.21       -0.17